                            ASSET PURCHASE AGREEMENT

                               Dated May 19, 2000

                                 By and Between

                                    8X8, INC.

                                    as Seller

                                       and

                                INTERLOGIX, INC.

                                    as Buyer



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                            ASSET PURCHASE AGREEMENT


            ASSET PURCHASE AGREEMENT (the "Agreement") dated May 19, 2000 by and between 8x8, INC., a Delaware corporation ("Seller"), and INTERLOGIX, INC., a Delaware corporation ("Buyer").

                                   Background

            In addition to its other lines of business, Seller is engaged in the design, development, manufacture and sale of products, (the "Products") used in, and in providing services for, the remote surveillance, security and telemedicine industries (the "Business"). Seller desires to sell and transfer to Buyer and Buyer desires to purchase from Seller certain of the assets of Seller comprising, used in or associated with the Business, upon the terms and subject to the conditions set forth in this Agreement.

            In consideration of the mutual covenants contained herein and INTENDING TO BE LEGALLY BOUND hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION

            1.1. Sale and Purchase of Assets. Seller hereby sells and transfers to Buyer, and Buyer hereby purchases from Seller, for the purchase price specified in Section 1.2, effective as of the date hereof and subject to the terms and conditions hereof, all of the property and assets of Seller exclusively used or held for use in the Business that are set forth as follows, as the same exist on the date hereof (collectively, the "Purchased Assets"), free and clear of any mortgage, attachment, lien, pledge, option, title retention, conditional sale or other security interest, restriction, claim, charge or other encumbrance of any kind (each, a "Lien"), except Permitted Encumbrances (as defined in Section 2.11):

                (a) Accounts Receivable. All of Seller's trade accounts and other documents and notes receivable in respect of products shipped or services rendered (the "Accounts Receivable").

                (b) Inventories. Seller's finished goods inventory, work in process, raw materials, components and supplies (the "Inventories"), as set forth in Schedule 1.1(b) as of the close of business on May 9, 2000; provided, however, that Buyer may decline to purchase any or all raw materials or components contained in the Inventories, to the extent that such raw materials or components (i) are not usable in the manufacture of the "RSM" line of current Products or (ii) exceed Buyer's projected requirements therefor for the period ending on the first anniversary of the Closing Date, as shall be determined by Buyer in its reasonable discretion within 30 days following the Closing Date and after consulting with EFA Corporation (the "Contract Manufacturer"). Concurrently with such determination, the Contract Manufacturer shall determine the fair market value as of the Closing Date of any raw materials or components contained in Inventories to be purchased hereunder and the valuation of such raw materials or components for the purpose of determining the Purchase Price shall be 90% of such fair market value.

                (c) Technical Information. All of Seller's drawings, plans, designs, specifications, instructions, models, blueprints, records, data, diagrams, schematics, circuit drawings, bills of materials, manufacturing books, manufacturing flows, test data and instructions, software ROMs, development tools, documents relating to training and to regulatory testing and approvals and other information (the "Technical Information".)

                (d) Machinery and Equipment. All of Seller's machinery, tooling and equipment used in the manufacture, production, assembly, handling, testing, distribution and sales of products, listed on Schedule 1.1(d), together with the spare parts inventories and maintenance supplies pertaining thereto.

                (e) Contract Rights and Miscellaneous Intangibles. All rights, title and interest of Seller in, under and to the agreements and contracts of Seller set forth on Schedule 1.1(e) (the "Assumed Contracts"), and all copyrights, customer lists, suppliers lists, computer tapes, existing governmental permits and licenses (to the extent transfer is permitted by law), and sales order backlog and commitments to Seller pertaining to the Purchased Assets and the Business and operation and use thereof, and all other intangibles related thereto.

                (f) Records. All books, records, files, documents (including originally executed copies of all Contracts), correspondence, memoranda, forms, lists, plats, new product development materials, creative materials, catalogues, brochures, advertising and promotional materials, studies, reports, whether in hard copy or magnetic format, in each instant, to the extent material to the conduct of, the Business.

                (g) Miscellaneous Supplies and Prepaid Items. All printed materials, packaging materials, cartons and shipping containers, graphics, sales and advertising materials and all prepaid items associated with the Business.

            1.2. Purchase Price.

                (a) Determination and Payment. The purchase price to be paid to Seller by Buyer for the Purchased Assets (the "Purchase Price") shall be (i) $4,750,000 (the "Closing Amount"), payable in cash at the Closing as provided in
Section 1.5 hereof and (ii) an additional amount, if payable to Seller, determined as provided in Section 1.6(c) (the "Adjustment Amount"), plus the assumption of those specific liabilities of Seller as hereinafter provided.

                (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 1.2(b). Seller and Buyer each will report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.


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

            1.3. Assumption of Liabilities. At the time of Closing, Buyer will assume and agree to pay and discharge (i) the trade accounts payable of Seller related to the Business as set forth in the Closing Net Asset Statement (such trade accounts payable as of the close of business on May 9, 2000 being set forth on Schedule 1.3), (ii) obligations of Seller under the unfilled purchase orders listed on Schedule 2.8(a), and (iii) all liabilities and obligations in connection with the operation of the Business to the extent arising on or after the Closing Date, including, without limitation, all such liabilities and obligations of Seller as a party to the Assumed Contracts and all liabilities relating to any Products manufactured after the Closing Date (other than any such liabilities arising out of or in connection with the Seller's obligations or actions pursuant to or in connection with the License Agreement or the Supply Agreement) (such trade payables and liabilities and obligations, the "Assumed Liabilities"). Buyer shall assume no other liabilities of Seller, whether or not relating to the Purchased Assets (all such other liabilities, the "Excluded Obligations"). Without limiting the foregoing, in no event shall the Assumed Liabilities include (i) any liability for Taxes of the Seller or any other person related to the operation of the Business or ownership of the Purchased Assets prior to the Closing; (ii) any liabilities relating to any Products manufactured prior to the Closing Date; (iii) any other liability arising out of or relating to the Business or its operations prior to the Closing Date, other than the trade account payables set forth on Schedule 1.3; or (iv) any liability arising under contracts other than the Assumed Contracts.

            1.4. Consent of Third Parties. On the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, the Assumed Contracts and the Permits which are to be transferred to Buyer as provided in this Agreement by means of an Assignment and Assumption Agreement. To the extent that the assignment of all or any portion of any Assumed Contract or Permit shall require the consent of the other party thereto or any other third party, this Agreement shall not constitute an agreement to assign any such Assumed Contract or Permit included in the Purchased Assets if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to provide Buyer the full realization and value of every Assumed Contract and Permit of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (a) to assure that the rights of Seller under such Assumed Contracts and Permits shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Assumed Contract, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this
Section 1.4 shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions as are necessary to enable Seller to convey or assign good and marketable title free and clear of Liens (other than Permitted Exceptions) to all the Purchased Assets to Buyer.

            1.5. Closing. The closing of the sale and purchase of the Purchased Assets (the "Closing") shall take place by telefax or mail on the date hereof (the "Closing Date").


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            1.6. Closing Net Asset Statement.

                (a) Preparation and Review of Closing Net Asset Statement. Promptly following the Closing Date, Buyer shall cause to be prepared a net asset statement of the Business as at the opening of business on the Closing Date (the "Closing Net Asset Statement"), which shall be prepared on a basis consistent with those accounting principles and procedures employed in the preparation of the Financial Statements as set forth on Schedule 1.6(a) (the "Applicable Principles"), except that raw materials and components included in Inventories shall be valued at 90% of the fair market value thereof as of the Closing Date, as determined pursuant to Section 1.1(b), and including only those assets purchased and liabilities assumed hereunder. Seller will cooperate with Buyer in Buyer's preparation of the Closing Net Asset Statement and provide full access to those books and records of Seller (if any) not in the possession of Buyer. Buyer will deliver copies of the Closing Net Asset Statement to Seller promptly following the preparation thereof, but in any event within 30 days after the Closing Date. Within 15 days of receipt of the Closing Net Asset Statement, Seller shall propose to Buyer such adjustments (if any) therein as shall in its judgment be required to cause the Closing Net Asset Statement to reflect fairly those items required to be included therein, in accordance with the Applicable Principles. Buyer will cooperate with Seller in Seller's review of the Closing Net Asset Statement and provide full access to those books and records relating to the Business not in Seller's possession.

                (b) Dispute Resolution. Any dispute (and only those items in dispute) concerning the Closing Net Asset Statement which cannot be resolved by the parties and their respective independent accountants within 15 days of Buyer's receipt of Seller's proposed adjustments to the Closing Net Asset Statement will be submitted no later than 30 days after such receipt for determination to a mutually acceptable independent accounting firm (the "Arbiter"), whose decision shall be final and binding on the parties. Prior to referring the matter to the Arbiter, the parties shall agree on the procedures to be followed by the Arbiter (including procedures with regard to the presentation of evidence). If the parties are unable to agree upon procedures within the time prescribed for referral of the dispute to the Arbiter, the Arbiter shall establish such procedures, giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The determination by the Arbiter shall be based solely on presentations by Seller and Buyer and shall not involve independent review. In resolving any disputed item, the Arbiter shall not assign a value thereto in excess of the greater value or less than the lesser value for such item respectively claimed by the parties. The fees and expenses of the Arbiter will be borne pro rata by the respective parties based upon the percentage that the sum of the amounts by which a party's claims are reduced by the Arbiter bears to the aggregate amount by which the claims of both parties are so reduced.

                (c) Calculation of Adjustment Amount. The Adjustment Amount shall be equal to $750,000, minus the amount (the "Deduction Amount"), if any, by which the sum of (i) the amount of the Inventories (less any raw materials or components which Buyer elects not to purchase pursuant to Section 1.1(b)), (ii) the amount of any unused royalties prepaid to Formula Consultants Incorporated ("Consultants") and (iii) the amount of the accounts receivable minus the amount of any stated reserve and of the accounts payable, each as shown upon the Final Statement, is less than $1,500,000. If such sum equals or exceeds $1,500,000, the


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

Adjustment Amount shall be equal to $750,000 plus the amount by which such sum exceeds $1,500,000. If the Adjustment Amount is greater than zero, then the Adjustment Amount shall be paid to Seller by Buyer. If however, the Adjustment Amount is negative, Seller shall pay to Buyer the amount by which the Deduction Amount exceeds $750,000.

                (d) Payment of Adjustment Amount. As promptly as is commercially reasonable, but in no event later than 10 days after the parties' agreement upon the Closing Net Asset Statement or the Arbiter's final determination thereof, as the case may be (such statement in either case, the "Final Statement"), the Adjustment Amount shall be paid to the party by wire transfer pursuant to instructions delivered to the party paying the Adjustment Amount at least three days prior to the date payment of the Adjustment Amount is required.

            1.7. Deliveries and Proceedings at Closing. Contemporaneously with the execution of this Agreement, at the Closing:

                (a) Deliveries to Buyer. Seller will deliver or cause to be delivered to Buyer:

                    (i) a bill of sale and instrument of assignment to the Purchased Assets, duly executed by Seller;

                    (ii) assignments of all transferable or assignable Assumed Contracts, Permits, and warranties relating to the Purchased Assets, each duly executed and, where necessary or desirable, in recordable form;

                    (iii) the transition services agreement (the "Transition Services Agreement") duly executed by Seller;

                    (iv) the technology license agreement (the "License Agreement") duly executed by Seller;

                    (v) the development agreement (the "Development Agreement") duly executed by Seller;

                    (vi) the supply agreement (the "Supply Agreement") duly executed by Seller;

                    (vii) certified resolutions evidencing the authority of Seller as set forth in Section 2.2 hereof;

                    (viii) all agreements, records and other documents required by this Agreement;

                    (ix) a receipt for the payment of the Closing Amount duly executed by Seller;

                    (x) the letter between Buyer and Seller with respect to Advanced Technology Video, Inc.; and


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

                    (xi) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good, valid and marketable title to the Purchased Assets in accordance with
Section 1.1 hereof, including without limitation, time-stamped instruments and releases, in form and substance satisfactory to Buyer, evidencing release and removal of all Liens on the Purchased Assets other than Permitted Encumbrances.

                (b) Deliveries By Buyer to Seller. Buyer will deliver to Seller:

                    (i) wire transfer of immediately available funds in an amount equal to the Closing Amount;

                    (ii) an assumption of liabilities, duly executed by Buyer;

                    (iii) the Transitional Services Agreement, duly executed by Buyer;

                    (iv) the License Agreement, duly executed by Buyer;

                    (v) the Development Agreement, duly executed by Buyer; and

                    (vi) the Supply Agreement, duly executed by Buyer.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:

            2.1. Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease its properties and assets (including all of the Purchased Assets) as now owned or leased and to carry on its business as and where now being conducted and to enter into this Agreement and each of the other agreements to be entered into in connection with this Agreement (this Agreement and each such other agreement, the "Transaction Documents"), including the Transitional Services Agreement, the Development Agreement, the Supply Agreement, and the License Agreement, and to perform its obligations under each of the Transaction Documents.

            2.2. Authorization and Enforceability. The execution, delivery and performance of each of the Transaction Documents by Seller have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. When delivered at the Closing, each of the other Transaction Documents will be the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.


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            2.3. No Violation of Laws or Agreements. The execution and delivery of the Agreement does not, and the execution and delivery of each of the other Transaction Documents will not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms, conditions and provisions of each of the Transaction Documents by Seller will not, (a) contravene any provision of the certificate of incorporation or bylaws of Seller; (b) violate any provision of any law, rule or regulation or any order, judgment or decree applicable to Seller, (c) with or without the giving of notice or the lapse of time, or both, constitute a breach of or default under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Seller is a party or by which any of its assets may be bound or affected; (d) result in the creation or imposition of any Lien upon any of the Purchased Assets or give to others any interests or rights therein; (e) result in the maturation or acceleration of any Assumed Liability of Seller (or give others the right to cause such a maturation or acceleration); or (f) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any Assumed Contract.

            2.4. Financial Statements. The books of account and related records of Seller fairly and accurately reflect in reasonable detail its assets, liabilities and transactions relating to the Business. Attached hereto as
Schedule 2.4 are the following financial statements of the Business (collectively, the "Financial Statements"): (a) a net asset statement at March 30, 2000; (b) quarterly statements of income for the four quarters ended March 30, 2000 and (c) quarterly statements of revenue for the seven quarters ended March 30, 2000. The Financial Statements (i) have been prepared in accordance with the books and records of Seller, (ii) fairly present the financial condition of the Business, to the extent of the assets acquired and liabilities assumed hereunder, as at their respective dates and its results of operations for the periods covered thereby, and (iii) have been prepared in accordance with the Applicable Principles. All references in this Agreement to the "Net Asset Statement" shall mean the net asset statement of the Business as of March 30, 2000 and to the "Net Asset Statement Date" shall mean March 30, 2000.

            2.5. Undisclosed Liabilities. To the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, Seller does not have any liability or obligation with respect to the Business of a type or amount which would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles (whether due or to become due), except liabilities or obligations (a) reflected in the Net Asset Statement; (b) incurred in the ordinary course of business not in excess of $10,000 since the Net Asset Statement Date and reflected in its books and records or (c) disclosed on Schedule 2.5.

            2.6. No Changes. Since the Net Asset Statement Date, Seller has conducted the Business only in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing sentence, since the Net Asset Statement Date, with respect to the Business, there has not been any change in the financial condition, assets, liabilities, prospects, net worth, earning power or business of the Business, except changes in the ordinary course of business, none of which, individually or in the aggregate, has had or will have a material adverse effect on the results of operations or the financial condition of the Business, taken as a whole (a "Material Adverse Effect");


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            2.7. No Pending Litigation or Proceedings. There are no (nor during the past five years have there been any) actions, suits, investigations or proceedings arising out of or in connection with the Business, pending or, to the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, threatened, at law or in equity, by or before any court or governmental department, agency or instrumentality or by any third party, (i) against or affecting Seller, the Business or the Purchased Assets, (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated hereby,
(iii) with respect to which there is a reasonable likelihood of a determination which would prevent Seller from consummating the transactions contemplated hereby; or (iv) which seek to impose any liability arising out of or in connection with the Business on the Seller or any of its officers or directors, the Business or the Purchased Assets under any environmental laws or theories of liability or with respect to the on-site or off-site disposal, release or emission of any hazardous, toxic or polluting material, substance or waste ("Hazardous Material") (collectively, "Proceedings"). None of the foregoing Proceedings, if adversely determined against Seller, its directors or officers as such, or any other person, could reasonably be expected to result in a loss to Seller, individually or in the aggregate, in excess of $25,000. To the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, there is no basis for any Proceeding which, if adversely determined against Seller, its directors or officers as such, or any other person, could reasonably be expected to cost or result in a loss to Seller, individually or in the aggregate, in excess of $25,000. There are currently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Seller which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or Purchased Assets.

            2.8. Contracts; Compliance.

                (a) Schedule 2.8(a) sets forth each contract or agreement outstanding as of May 5, 2000 relating exclusively to the Business to which Seller is a party.

                (b) Except as set forth in Schedule 2.8(b):

                    (i) Each Assumed Contract was entered into in a bona fide transaction in the ordinary course of business and is legal, valid, binding and enforceable and in full force and effect. Seller has heretofore delivered to Buyer complete and correct copies of the Assumed Contracts. There is not under any Assumed Contract: (A) any existing default by Seller or, to the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a default by Seller or, to the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, by any other party, or result in a right to accelerate or terminate or result in a loss of rights of Seller, which default or event could, individually or in the aggregate, reasonably be expected to result in a liability or cost to Seller in excess of $5,000.

                    (ii) There are no outstanding sales contracts or commitments of Seller which upon completion or performance thereof could reasonably be expected to result in levels of gross margin which are 75% or less of the levels achieved on comparable products since the Net Asset Statement Date; and


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

                    (iii) Seller is not under any liability or obligation (other than those relating to product warranties) with respect to the return of inventory or merchandise in the possession of customers or other persons (including without limitation liabilities or obligations with respect to consignment sales), except liabilities under any individual contract or agreement that do not exceed $5,000 and that in the aggregate do not exceed $50,000.

            2.9. Compliance with Laws. Schedule 2.9 sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all federal, state, local and foreign governmental and regulatory bodies held by Seller required under all laws, rules and regulations in connection with the Business (collectively, the "Permits"). All Permits are in full force and effect and Seller is in compliance with the terms and conditions thereof except where non-compliance would not have a Material Adverse Effect. To the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, Seller has complied with all applicable statutes, rules, regulations and orders (including without limitation those relating to environmental protection, occupational safety and health, equal employment practices and fair trade practices) relating to the Business. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged (a) violation by Seller of any law, ordinance, rule, regulation or order of any governmental entity relating to the Business or (b) failure by Seller to have any permit, certificate, license, approval, registration or authorization required in connection with the Business.

            2.10. Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution and delivery of any Transaction Document or the consummation of the transactions contemplated thereby by Seller except such as have been previously made or obtained.

            2.11. Title. Seller has good and marketable title (fee or leasehold) to all of the Purchased Assets; and none of the Purchased Assets is subject to any Lien, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs any operations of Seller or (b) Liens for current taxes not yet due and payable (collectively, "Permitted Encumbrances").

            2.12. Condition of Fixed Assets. The machinery, equipment, tools and other tangible assets included among the Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are used in the Business.

            2.13. Products Liability. There are no claims pending or, to the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, threatened against Seller with respect to any product liability or any similar claim that relates to any product manufactured or sold by Seller in the conduct of the Business or any liabilities of Seller with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured or sold by Seller in the conduct of the Business, other than any claim based on standard warranty obligations (to repair, replace or refund) made by Seller in the


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

ordinary course of business. Schedule 2.13 sets forth Seller's standard warranty and return policies.

            2.14. Environmental Matters. In addition to the representation in
Section 2.9 (as it relates to environmental matters), Seller has no known liability or responsibility under any environmental law, rule or regulation or any common law claim regarding any environmental matter, the management, disposal or release of Hazardous Materials, or pollution relating to the Business, and Seller has received no notice of or threat regarding any such potential responsibility or liability, whether relating to on-site or off-site liability or responsibility.

            2.15. Brokerage. Neither Seller nor any shareholder thereof has made any agreement or taken any other action which might cause Buyer to be obligated to pay any broker's fee or commission as a result of the transactions contemplated hereunder.

            2.16. Payments. Neither Seller nor any director, officer, agent, employee or other person acting on behalf of Seller, has, directly or indirectly, paid any fees, commissions or other sums of money or delivered any items of property, however characterized, to any finders, agents, customers, government officials or other parties, in the United States or in any other country, which in any manner are related to the Business, and which have violated any federal, state or local laws of the United States or any other country or territory having jurisdiction over Seller. Neither Seller nor any director, officer, agent, employee or other person acting on behalf of Seller, have accepted or received any unlawful contributions, payments, gifts or expenditures in connection with the Business. Seller has not participated, directly or indirectly, in any boycotts or similar practices in connection with the Business.

            2.17. Transactions with Related Parties. Except in amounts less than $5,000, no Related Party:

                (a) has any contractual or other claim relating to the Business, express or implied, of any kind whatsoever against Seller;

                (b) had, since April 15, 2000, any interest in any property or assets used by Seller in the Business; or

                (c) has been engaged, since March 1, 1998, in any other transaction with Seller relating to the Business.

As used herein, a "Related Party" means Seller, any of its officers or directors or any person or entity under the control of, controlled by, or under common control with, Seller or any of such officers or directors, or any relative of any such person by blood, marriage or adoption not more remote than first cousin, or any business or entity in which, to the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, any such person has any direct or material indirect interest.

            2.18. Inventory. All finished goods contained in the Inventories are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis and consist of items of a quality and quantity usable and saleable in the ordinary course of business,



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

except to the extent of any reserves for slow moving or obsolete inventory set forth in the Closing Net Asset Statement.

            2.19. Accounts Receivable. To the knowledge of Seller's officers, who shall be deemed to include Jonathan Foster, all of the Accounts Receivable represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona fide business transactions), have arisen in the ordinary course of business. Schedule 2.19 lists for the fiscal year ending March 30, 2000, the amounts of accounts receivable written off and the amount of Seller's provisions for doubtful accounts.

            2.20. Relationships with Customers and Suppliers.

                (a) Seller is not currently, nor has it been since the Net Asset Statement Date, involved in any dispute involving $10,000 or more with any customers of the Business and has not received any notice since the Net Asset Statement Date from such customer to the effect that such customer intends to materially reduce or cease doing business with Seller; and

                (b) Seller is not currently, nor has it been since the Net Asset Statement Date, involved in any dispute with respect to the Business involving $10,000 or more with its suppliers, and Seller has not received any notice since the Net Asset Statement Date from any of the top ten largest suppliers to the Business to the effect that the supplier intends to materially reduce or cease doing business with Seller.

            2.21. Principal Customers. Schedule 2.21 sets forth a true and complete list of all customers of the Business who in the aggregate accounted for more than 65% of the revenues of the Business, and a list of all customers of the Business who individually accounted for more than 5% of the Business, for the fiscal year ended March 30, 2000.

            2.22. Warranties. Schedule 2.22 sets forth, with respect to the Business, the terms of Seller's standard warranties which are the warranties given to each such customer of Seller.

            2.23. Return of Shipments. Since the Net Asset Statement Date, there have been no cancellations of purchase orders or contracts by customers of the Business, or shipments of the products of the Business which have been returned by such customers, or which have been authorized to be so returned, or the acceptance of which has been rejected by such customers for any reason whatsoever except for such returns, cancellations and rejections of items occurring in the ordinary course of business.

            2.24. Customer Information. Seller has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Business (the "Customer Information"). No person other than Seller possesses any claims or rights with respect to use of the Customer Information.

            2.25. RSM-PC Agreement. Exhibit C attached hereto is a true and complete copy of the agreement (the "RSM-PC Agreement") dated June 28, 1999, as amended, by and between Seller and Consultants. The RSM-PC Agreement is the only agreement between Consultants and Seller and is assignable to Buyer pursuant to
Section 1.1(e) of this Agreement. Seller has paid to Consultants the minimum royalties, including the Prepaid Sublicense Fee, as defined therein, required to be paid to Consultants over the full term (including any permitted renewal term(s)) of the RSM-PC Agreement.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller as follows:

            3.1. Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            3.2. Corporate Power and Authority. Buyer has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its business as and where now being conducted and to make, execute, deliver and perform each of the Transaction Documents.

            3.3. Due Authorization. The execution, delivery and performance of each of the Transaction Documents by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. When delivered at the Closing, each of the other Transaction Documents will be the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

            3.4. No Violation of Laws or Agreements. The execution and delivery of this Agreement does not, the execution and delivery of each of the other Transaction Documents will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms, conditions and provisions of the Transaction Documents by Buyer will not, (a) contravene any provision of the certificate of incorporation or bylaws of Buyer; (b) violate any provision of law, rule or regulation or any order, judgment or decree applicable to Buyer; or (c) with or without the giving notice or the lapse of time, or both, constitute a breach of or default under any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which any of its assets may be bound or affected.

            3.5. No Pending Litigation or Proceedings. There are no actions, suits, investigations or proceedings pending or, to Buyer's knowledge, threatened, at law or in equity, by or before any court or governmental department, agency or instrumentality, (i) which seek to enjoin or obtain damages in respect of the transactions contemplated hereby, or (ii) with respect to which there is a reasonable likelihood of a determination which would prevent Buyer from consummating the transactions contemplated hereby.

            3.6. Consents. No consent, approval or authorization of, or registration or filing with, any governmental authority or other regulatory agency is required in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby by Buyer, except such as have been made or obtained.

            3.7. Brokerage. Neither Buyer nor any direct or indirect shareholder of Buyer has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder, other than certain payments to be made to Sandra Jones by Buyer.

                                   ARTICLE IV

                          SURVIVAL AND INDEMNIFICATION

            4.1. Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement, and all statements contained in any exhibit or schedule hereto or any certificate, or other document delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. Subject to Section 4.5, all such representations, warranties, covenants and agreements shall survive the consummation of the transactions contemplated hereby.

            4.2. Indemnification.

                (a) By Seller. Seller will indemnify and hold harmless Buyer against any (i) losses, liabilities, damages, actions, fines, penalties, demands or claims (hereinafter referred to collectively as "Losses" and individually as a "Loss"), insofar as such Losses arise out of the breach of any representation or warranty of Seller contained herein or in any certificate to be furnished by Seller pursuant hereto; (ii) Losses with respect to any and all Excluded Obligations; and (iii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

                (b) By Buyer. Buyer will indemnify and hold harmless Seller against any (i) Losses, insofar as such Losses arise out of the breach of any representation or warranty of Buyer contained herein or in any certificate to be furnished by Buyer pursuant hereto; (ii) Losses with respect to any and all Assumed Liabilities; and (iii) actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

            4.3. Indemnification Procedure. Promptly after receipt by a party hereto (the "Indemnified Party") of notice of any claim by a third party which might give rise to indemnification hereunder, the Indemnified Party shall notify the other party or parties hereto (the "Indemnifying Party") in writing specifying, in reasonable detail, the nature and amount of the claim and shall include supporting documentation to the extent available. The Indemnifying

Party shall be entitled to assume and have the sole control of the defense and settlement of such action or claim; provided, however, that:

                (a) the Indemnified Party shall be entitled to participate in the defense of such claim and, in connection therewith, to employ counsel at its own expense;

                (b) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement;

                (c) in the event the Indemnifying Party elects to assume control of the defense of any such action in accordance with the foregoing provisions,
(i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees, costs and expenses incurred by the Indemnified Party in connection with the defense thereof and (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party in such defense. If the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions, the Indemnified Party shall have the right to defend such claim, in which case the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnified Party shall conduct such defense in good faith and shall have the right to settle the matter with the prior written consent of the Indemnifying Party which shall not be reasonably withheld; and

                (d) notwithstanding an election by the Indemnifying Party to assume the defense of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (a) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (b) both an Indemnified Party and the Indemnifying Party are the defendants in , or targets of, such action and the Indemnified Party has reasonably concluded that representation by the same counsel of such Indemnified Party and the Indemnifying Party would be inappropriate according to the applicable standards of professional conduct (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party); or (c) injunctive relief or specific performance is sought against the Business or against the Indemnified Party in connection with the Business.

            4.4. Limitations on Certain Indemnification Claims.

                (a) Threshold Amounts. Notwithstanding any provision contained herein to the contrary, an Indemnified Party will have no obligation to indemnify an Indemnified Party pursuant to Section 4.2(a) for any Losses until the aggregate amount of such Losses exceeds on a one time basis, $50,000 (the "Threshold Amount").

                (b) Time Limitations. No action or claim for Losses resulting from breaches of the representations and warranties of Seller or Buyer shall be brought or made after the first anniversary of the Closing Date, except that such time limitation shall not apply to claims which have been the subject of a written notice from Buyer to Seller prior to said first anniversary, which notice specifies in reasonable detail the nature of the claim.

                (c) Notwithstanding anything to the contrary in this Article IV, Seller shall not be required to indemnify Buyer for any Losses or other amounts to the extent that such Losses or other amounts (excluding Losses set forth in Section 4.2(a)(ii)) exceed $1,000,000, in the aggregate.

                (d) Notwithstanding anything to the contrary in this Article IV, Buyer shall not be required to indemnify Seller for any Losses or other amounts pursuant to Section 4.2(b) to the extent such Losses or other amounts (excluding Losses set forth in Section 4.2(b)(ii)) exceed $1,000,000 in the aggregate.

            4.5. Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be treated by the parties for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

            4.6. Exclusive Remedy. The indemnification set forth in this Article IV shall be the exclusive remedy of either party for the breach of a representation or warranty of the other party set forth in this Agreement except for claims relating to fraud.

                                    ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

            5.1. Costs, Expenses and Taxes. Seller will pay all of its expenses and Buyer will pay all of its expenses incurred in connection with this Agreement and the transactions contemplated hereby, including (a) all costs and expenses stated herein to be borne by a party, and (b) all accounting and legal fees and settlement charges. Buyer will pay all sales, transfer, stamp, documentary and similar taxes payable in connection with the transfer and delivery of the Purchased Assets to be made to Buyer hereunder.

            5.2. Termination of Related Party Agreements. Promptly following the time of Closing, to the extent not already effected, Seller shall cause all agreements with any Related Party to be terminated with no further liability to the Business.

            5.3. Confidentiality

                (a) (i) Seller acknowledges that through its prior operation of the Business and the performance of its obligations under the Transaction Documents, Seller has acquired and will continue to acquire Confidential Information relating to the Business. Seller agrees that commencing on the date hereof and continuing for a period of five years after the date on which Seller has no further obligations to Buyer under any Transaction Document (other than obligations relating to confidentiality or indemnification), Seller shall keep and cause each of its employees, directors, officers, and representatives and affiliates to keep confidential and not disclose to any other person or use for its own benefit or the benefit of any other person or entity (except as may be required for Seller to perform its obligations under any Transaction Document), any Confidential Information in its or their possession and control regarding the Buyer or the Business, as the Business may be operated from time to time. For purposes of this Agreement, "Confidential Information" means all trade secrets, information, data, know-how, systems and procedures of a technical or confidential nature in any form relating to the Business or any customers of the Business, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers, suppliers and other companies with which Buyer has or shall have a commercial relationship, plans, methods, concepts, technical information, computer programs, source code listings and object code. In the event that any of the covenants contained in this Section 5.3 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect, it shall be interpreted to extend over only the longest period of time for which it may be enforceable and/or over the largest geographic area over which it may be enforceable and/or to the maximum extent in all other respects as to which it may been enforceable, all as determined by such court in such action. Seller acknowledges that the restrictions contained herein are considered by Seller to be reasonable, given the nature of the Business, and are necessary to the protection of the Business.

                    (ii) Nothing in this Section 5.3(a) shall restrict the ability of Seller to enter into any merger, sale of stock of assets or change of control transaction with one or more third parties or to engage in any due diligence activities in respect thereof, provided, however, that Seller shall require any such third party to agree in writing to comply with the provisions of this Section 5.3(a). In addition, nothing in this Section 5.3(a) shall prevent Seller from (x) disclosing to a third party any information which may be considered Confidential Information if such information is the subject of a non-exclusive license from Seller to Buyer under the License Agreement or (y) using any Technical Information in a manner consistent with the License Agreement, provided, however, that the confidentiality of all Confidential Information shall be maintained by all licensees or sublicensees of Seller.

                (b) The restrictive covenants contained in this Section 5.3 are each covenants independent of any other provision of this Agreement, and the existence of any claim which Seller may allege against Buyer shall not prevent the enforcement of these covenants. Seller acknowledges that the covenants in this Section 5.3 are essential to the protection of Buyer's investment in the Business and that Buyer would not purchase the Business but for these covenants. Buyer agrees that any breach by Buyer of this Section 5.3 shall cause irreparable harm to Buyer and that Buyer's remedies at law for any breach or threat of breach of the provisions of this Section 5.3 shall be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 5.3 and to enforce specifically the terms and provisions hereof, in addition to any other remedy which Buyer may have at law or in equity. The provisions contained in this Section 5.3 are in addition to and shall not be construed to limit or preempt, nor shall such provisions be limited or preempted by, any provision of or any remedy provided by any other Transaction Document.

            5.4. Technical Information. Notwithstanding anything herein to the contrary, the Technical Information shall be deemed Documentation, as defined, in the License Agreement, and shall be subject to the terms and conditions thereof.

            5.5. Accounts Receivable and ADI Adjustments.

                (a) Promptly after each of the dates 60 and 120 days after the Closing, Buyer shall deliver to Seller a statement setting forth the amount of any Accounts Receivable which Buyer has determined in good faith during the sixty day period preceding the date in question to be uncollectible, using substantially the same accounts receivable collection practices (the "Collection Procedures") as were used by Buyer in its course of business prior to the Closing Date, including such practices with respect to delinquent accounts. Such statement shall include copies of the documentation supporting Buyer's determination. Within 10 days of receipt of such notice, Seller shall remit to Buyer the amount of such uncollected Accounts Receivable, provided, however, that Seller shall not be required to make any such payments until and to the extent that the aggregate amount of such uncollected Accounts Receivable exceeds the reserve therefor set forth in the Final Statement.

                (b) As promptly as practicable after the date (the "Receivables Date") 180 days after the Closing Date, Buyer shall deliver to Seller a statement (the "Adjustment Statement") setting forth the amount of (i) the Accounts Receivable, less the stated reserve, set forth on the Final Statement (the "Closing Receivables") which Buyer has been able to collect in the ordinary course of business or has otherwise received from Seller or any other person through the Receivables Date using the Collection Procedures (the "Collected Receivables"), and (ii) the "ADI Adjustment Amount". For purposes of this
Section 5.5, the "ADI Adjustment Amount" shall equal 50% of the aggregate amount of the original purchase price paid for Products delivered to Ademco Distribution, Inc. ("ADI") prior to the Closing Date and returned by ADI after the Closing Date and prior to the Receivables Date (accounting for ADI's inventory on a first in, first out basis for purposes of determining the amount of any such returns.) Buyer shall also deliver to Seller the work papers upon which Buyer's calculation of the Collected Receivables and the ADI Adjustment Amount was based.

                (c) If the amount of the Collected Receivables is greater than the amount of the Closing Receivables, Buyer shall pay to Seller an amount equal to such excess. If the amount of the Collected Receivables is less than the amount of the Closing Receivables, Seller shall pay to Buyer an amount equal to the difference between the Closing Receivables and the Collected Receivables, as set forth on such statement. Seller shall pay to Buyer the ADI Adjustment Amount. The amounts payable by Buyer and Seller pursuant to this Section 5.4 shall be netted against each other and any amounts then payable by Buyer shall be delivered with the Adjustment Statement. Any amounts then payable by Seller shall be payable within ten days of the receipt of such statement. All amounts shall be payable by wire transfer of immediately available funds.

                (d) Notwithstanding anything in subsections (a) and (c) above, if Seller disagrees with the amounts set forth on any statement delivered by Buyer pursuant to such subsections, Seller shall not be required to pay the amount in dispute and shall notify Buyer in writing within such 10 day period, specifying the basis for Seller's disagreement, and shall follow the procedures set forth in Section 5.7 below. Upon receipt of the full amount of any amounts owing to Buyer pursuant to this Section 5.5 (or such lesser amount as may be determined pursuant to Section 5.7), Buyer shall execute such documents as Seller shall reasonably request to transfer all right, title and interest to any uncollected Accounts Receivable for which Seller has compensated Buyer to Seller.

            5.6. Post-Closing Warranty Claims. In the event that after the Closing any customer of the Business shall make a warranty claim with respect to any Product (a "Pre-Closing Product") which was delivered prior to the Closing Date and for which the warranty period has not expired, Buyer shall perform any required repairs or make any replacement of any defective Product which may be required, for the account of Seller. Buyer shall use its commercially reasonable efforts to follow the same standards for repair or replacement that Seller used prior to the Closing. Each month Buyer shall send Seller a written statement detailing (i) the warranty claims for Pre-Closing Products which Buyer received in the previous month, (ii) the repairs and or replacements of Pre-Closing Products which Buyer performed in the preceding month, and (iii) the actual costs incurred by Buyer in connection therewith for parts, labor and the replacement of Products, including any shipping and insurance costs. With such statement Buyer shall also deliver to Seller any Pre-Closing Products which have been replaced by Buyer during the month in question pursuant to a warranty claim. Within 10 days of the receipt of such statement, Seller shall remit to Buyer the amount of such costs. If, however, Seller disagrees with the amounts set forth on such statement, Seller shall not be required to make such payment and shall so notify Buyer in writing within such 10 day period, specifying the basis for Seller's disagreement, and shall follow the procedures set forth in
Section 5.7 below.

            5.7. Audit. If either party hereto (the "Requesting Party") shall notify the other party hereto (the "Audit Party") that the Requesting Party disagrees with any statement previously delivered to the Requesting Party pursuant to Section 5.5 or 5.6 above or the Transition Services Agreement, upon the written request of the Requesting Party, the Audit Party shall permit the Requesting Party and/or an independent public accountant selected by the Requesting Party to have access during normal business hours to such records of the Audit Party as may be reasonably necessary to verify the accuracy of the statement in question. All such audits shall be conducted at the Requesting Party's expense and, with respect to any audit concerning warranty claims, not more than twice (2) in each calendar year. In the event such audit concludes that the amounts set forth in the disputed statement were in excess of the actual amounts owed by the Requesting Party or less than the actual amount owed by the Audit Party, any excess amount previously paid by the Requesting Party or any additional amounts owing by the Audit Party shall be paid by the Audit Party to the Requesting Party within ten (10) days (the "Payment Period") of the date the Requesting Party delivers to the Audit Party its or its representative's written report so concluding, unless the Audit Party shall have a good faith dispute as to the conclusions set forth in such written report, in which case the Audit Party shall provide written notice to the Requesting Party within the Payment Period of the nature of its disagreement with such written report and may withhold payment of the amount in dispute, pending resolution of the dispute. The parties hereto shall thereafter, for a period of thirty (30) days, attempt in good faith to resolve such dispute. If the parties cannot within such period in good faith resolve such dispute, the matters in question shall be resolved in accordance with the third party dispute resolution procedures of
Section 1.6(b). If such report concludes that the Requesting Party owes an additional amount to the Audit Party, the Requesting Party shall deliver such amount to the Audit Party within ten days of the Requesting Party's receipt of such report, together with a copy of such report. The fees associated with any such audit shall be paid by Requesting Party unless the audit discloses that the amounts required to be paid by Requesting Party for the audited period were overstated by five percent (5%) or more, or the amounts required to be paid by the Audit Party were understated by five percent or more, in which case the Audit Party shall pay the reasonable fees and expenses associated with any such audit.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1. Further Assurances; Cooperation. After the date hereof, each party hereto will execute and deliver such further instruments and documents and perform such acts as may be reasonably necessary or appropriate to cause the satisfactory completion and consummation of the transactions contemplated by this Agreement.

            6.2. Post-Closing Access; Preservation of Books and Records. Buyer shall give to Seller and authorized representatives such reasonable access, during normal business hours and upon prior notice, to books and records of the Business delivered by Seller to Buyer as Seller may reasonably request in connection with (a) the preparation and filing of tax returns and (b) the verification of any claim of Buyer for indemnification under this Agreement and shall permit Seller to make extracts and copies of such books and records at the expense of Seller. Buyer shall preserve all such books and records for a period of seven years after the Closing; provided, however, that Buyer shall have the right at any time to return any of such books and records to Seller. Seller shall afford Buyer similar rights of access to and copying of any books and records retained by it.

            6.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, when transmitted by facsimile transmission and appropriate answerback received or, if mailed, three business days after mailing by United States first-class, certified or registered mail, postage prepaid, to the other party at the following address (or at such other address as shall be given in writing by any party to the other in accordance with these provisions):

                (a) If to Seller, to:

                    8X8, Inc.
                    2445 Mission College Boulevard
                    Santa Clara, CA 95054

                    Fax No:  408-980-0432

                    Attention:  General Counsel

                    With a required copy to:

                    Latham & Watkins
                    135 Commonwealth Drive
                    Menlo Park, CA 94025

                    Fax No: 650-463-2600

                    Attention: Robert Koenig



                (b) If to Buyer, to:

                    Interlogix, Inc.
                    12345 S.W. Leveton Dr.
                    Tualatin, OR 97062

                    Fax No: 503-691-7562

                    Attention: Kenneth L. Boyda

                    With a required copy to:

                    Berwind Corporation
                    3000 Centre Square West
                    1500 Market Street
                    Philadelphia, PA 19102

                    Fax No: 215-563-4489

                    Attention: Pamela I. Lehrer
                    And to:

                    Dechert Price & Rhoads
                    4000 Bell Atlantic Tower
                    1717 Arch Street
                    Philadelphia, PA 19103-2793

                    Fax No: 215-994-2222

                    Attention: Herbert F. Goodrich, Jr.

            6.4. Assignability; Successors and Assigns. Except as hereinafter contemplated, this Agreement and the rights of the parties hereunder may not be assigned by any party without the prior written consent of the other parties. Notwithstanding the foregoing, nothing herein contained shall prohibit the assignment by Buyer of certain or all of its rights hereunder to one or more affiliates of Buyer, including, without limitation, by operation of law pursuant to a merger, provided, however, that no such assignment shall relieve Buyer of any liability hereunder. Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

            6.5. Governing Law; Consent to Service. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to any principles of conflicts of laws. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 6.3 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.

            6.6. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            6.7. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, and
(b) waive (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

            6.8. Entire Agreement. This Agreement and the Exhibits and Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

            6.9. Publicity. Press releases and other announcements with respect to this Agreement and the transactions contemplated hereunder shall be subject to mutual agreement of the parties hereto, except to the extent that any party, in the opinion of its counsel, is obligated to make public disclosure pursuant to securities laws.

            6.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one instrument.

            6.11. No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto (and successors and assigns permitted under Section 7.4) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                               8X8, INC.


                               By: /s/  Keith Barraclough
                                   ---------------------------------------------
                                   Name:  Keith Barraclough
                                   Title:  President and Chief Operating Officer


                               INTERLOGIX, INC.


                               By: /s/  John R. Logan
                                   ---------------------------------------------
                                   Name:  John R. Logan
                                   Title:  Chief Financial Officer



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